77C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders of the SEI Tax
Exempt Trust (the Trust) was held on January 15,
2016 for the purpose of considering to elect, as a
slate of nominees, each of the current Trustees and
one new Trustee to the Board of Trustees of the
Trust. The proposal was approved with the following
voting results:
Trustee/Directors 			Shares Voted
Robert A. Nesher
For 					1,535,503,663.183
Withheld 					12,706,061.797
William M. Doran
For 					1,535,323,382.825
Withheld 					12,886,342.155
George J. Sullivan
For 					1,535,645,223.633
Withheld 					12,564,501.347
Nina Lesavoy
For 					1,535,659,661.725
Withheld 					12,550,063.255
James M. Williams
For 					1,535,621,322.985
Withheld 					12,588,401.995
Mitchell A. Johnson
For 					1,535,660,662.700
Withheld 					12,549,062.280
Hubert L. Harris, Jr.
For 					1,535,606,197.750
Withheld 					12,603,527.230
Susan C. Cote
For 					1,535,613,335.444
Withheld 					12,596,389.536

A Special Meeting of Shareholders of the SEI Tax
Exempt Trust (the Trust) was held on January 15,
2016 for the purpose of considering the
proposal to amend the Agreement and Declaration of Trust for the Trust to reduce the shareholder quorum requirement from a majority to onethird
(33 1/3%). The proposal was approved with the following voting results:

For 					1,472,984,600.442
Against 					47,206,716.923
Withheld					 20,537,124.677
Broker Non-Vote 				7,481,282.938